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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Myriad Genetics, Inc.

  We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 9, 1996, on the consolidated financial statements of Myriad Genetics, Inc. and subsidiary as of June 30, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996, included in Myriad Genetics, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1996, and to the reference to our Firm under the headings "Selected Consolidated Financial Data" and "Experts" in this Registration Statement on Form S-3.

                                          KPMG Peat Marwick LLP

Salt Lake City, Utah
November 14, 1996